Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333‑199856) of Zayo Group Holdings, Inc. of our report dated March 8, 2017 relating to the financial statements of Electric Lightwave, Inc., which appears in this Current Report on Form 8‑K of Zayo Group Holdings, Inc.

/s/ PricewaterhouseCoopers LLP
Portland, OR

April 7, 2017